UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 29, 2004

SPINNAKER EXPLORATION COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16009	76-0560101
(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Smith Street, Suite 800 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 759-1770

Item 12. Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 12, “Results of Operations and Financial Condition.”

Contact:

Robert M. Snell, Vice President,

Chief Financial Officer and Secretary

(713) 759-1770

Spinnaker Exploration Company Reports 76% Increase in Second Quarter Earnings on Revenues

of $79.8 million and Production of 13.6 Bcfe and Updates Status at Three New Discoveries

HOUSTON, July 29 /PRNewswire–FirstCall/ — Spinnaker Exploration Company (NYSE: SKE) today reported second quarter 2004 earnings of $17.6 million, or $0.51 per diluted share, compared to second quarter 2003 earnings of $10.0 million on revenues of $55.9 million, or $0.30 per diluted share. Net income increased 24% to $31.3 million, or $0.90 per diluted share, in the first six months of 2004 compared to net income of $25.3 million, or $0.75 per diluted share, in the first six months of 2003.

Production

Production increased 11% from the second quarter of 2003 and 32% from the first quarter of 2004. Production was 13.6 billion cubic feet of gas equivalent (“Bcfe”) in the second quarter of 2004, including approximately 10.1 billion cubic feet of gas (“Bcf”) and 582,000 barrels of oil (“BO”), compared to 12.3 Bcfe in the second quarter of 2003 and 10.3 Bcfe in the first quarter of 2004. Production decreased 8% to 23.9 Bcfe in the first six months of 2004 compared to 26.0 Bcfe in the first six months of 2003. The Company’s net current producing capacity is approximately 130 million cubic feet of gas equivalent (“MMcfe”) per day.

Cash from Operations

Cash from operations in the second quarter of 2004 increased 45% to $68.8 million compared to $47.6 million in the second quarter of 2003. Cash from operations in the first six months of 2004 increased 9% to $120.6 million compared to $110.6 million in the first six months of 2003. Cash from operations is a non-GAAP financial measure and is presented because of its acceptance as an indicator of the ability of an oil and gas exploration and production company to internally fund exploration and development activities. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of cash from operations to net cash provided by operating activities is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net cash provided by operating activities	$55,010	$80,618	$102,477	$130,140
Changes in operating assets and liabilities	13,801	(33,068)	18,138	(19,582)

Cash from operations	$68,811	$47,550	$120,615	$110,558

Revenues

Revenues increased 43% in the second quarter of 2004 to $79.8 million compared to $55.9 million in the second quarter of 2003. The increase in revenues was primarily due to higher realized natural gas and oil prices (after the effects of hedging activities) and higher production in the second quarter of 2004 compared to the second quarter of 2003. Revenues increased 9% to $139.6 million in the first six months of 2004 compared to $127.6 million in the first six months of 2003. The increase in revenues was due to higher realized natural gas and oil prices, offset by lower production in the first six months of 2004 compared to the same period in 2003.

The average natural gas price increased approximately 15% and the average oil price increased approximately 27% in the second quarter of 2004 compared to the second quarter 2003. The average natural gas price decreased approximately 3% and the average oil price increased approximately 14% in the first six months of 2004 compared to the first six months of 2003. The average sales prices per unit were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Natural gas revenues from production (per Mcf)	$6.14	$5.36	$5.88	$6.07

Effects of hedging activities (per Mcf)	(0.32)	(0.89)	(0.08)	(1.24)

Average realized price (per Mcf)	$5.82	$4.47	$5.80	$4.83

Oil and condensate revenues from production (per Bbl)	$36.61	$28.89	$35.95	$31.62
Effects of hedging activities (per Bbl)	—	—	—	—

Average realized price (per Bbl)	$36.61	$28.89	$35.95	$31.62

Total revenues from production (per Mcfe)	$6.13	$5.27	$5.91	$5.94
Effects of hedging activities (per Mcfe)	(0.24)	(0.75)	(0.07)	(1.04)

Total average realized price (per Mcfe)	$5.89	$4.52	$5.84	$4.90

Expenses

Lease operating expenses (LOE), inclusive of severance taxes and workover expense, were $0.48 per thousand cubic feet equivalent (“Mcfe”) in the second quarter of 2004 compared to $0.42 per Mcfe in the second quarter of 2003 and $0.46 per Mcfe in the first quarter of 2004.

The depreciation, depletion and amortization (“DD&A”) rate was $2.97 per Mcfe in the second quarter of 2004 compared to $2.55 per Mcfe in the second quarter of 2003 and $2.82 per Mcfe in the first quarter of 2004. Of the total increase in the DD&A rate from the first quarter of 2004, $0.12 per Mcfe resulted from the retraction of royalty suspension volumes of 2.4 million BO, or 14.3 Bcfe, on Green Canyon 338/339/382 (“Front Runner”). The Minerals Management Service (“MMS”) has estimated a 2004 oil price threshold of $33.29 per barrel that is applicable to Green Canyon Blocks 338 and 339 and $29.86 per barrel that is applicable to Green Canyon Block 382. Based on the average oil price as of June 30, these thresholds were exceeded, and we believe these leases will not qualify for royalty relief in 2004. The oil and gas price thresholds are re-determined annually. The base prices change by the percentage the implicit price deflator for the gross domestic product changed during the preceding calendar year. Should future annual oil and gas prices fall below the calculated thresholds, the royalty suspension volumes that remain to be recovered would be reinstated to the benefit of Spinnaker’s interest.

General and administrative expenses increased $1.2 million from the second quarter of 2003 and $0.7 million from the first quarter of 2004. The increase from the second quarter of 2003 was primarily due to higher employment-related expenses and catastrophic loss insurance expense for the period prior to first production related to Front Runner of $0.5 million.

Income tax and cash tax (actual cash paid for taxes) rates in the second quarter of 2004 and 2003 were 36% and 0%, respectively.

Property Activity

Second quarter 2004 additions to property and equipment were $68.1 million and included lease acquisition and related costs of $9.9 million, exploration costs of $39.0 million and development costs of $19.0 million. Additions to property and equipment in the first six months of 2004 were $143.0 million, including lease acquisition and related costs of $10.0 million, exploration costs of $68.6 million and development costs of $63.3 million. Dry hole costs, including associated leasehold costs, were approximately $9.3 million and $32.0 million in the three and six months ended June 30, 2004, respectively.

Exploration

Since April 29, 2004, Spinnaker has participated in three successful wells in seven attempts. A summary of successful wells follows:

Well	Working Interest (WI)	Net Revenue Interest (NRI)	Operator
Minuteman (EI 213)	33%	28%	Spinnaker
Thunder Hawk (MC 734 #1 ST1)	25%	22%*	Dominion
West Cameron 72 #2	25%	20%	Dominion

*	The lease stipulates that the block is eligible for royalty suspension on the first 87.5 million BO equivalent (MMBoe), subject to prevailing oil and gas prices as compared to MMS price thresholds. The estimated threshold prices for 2004 are $33.29 per BO and $4.16 per MMBtu. If eligible for royalty suspension, Spinnaker’s NRI in the Thunder Hawk field would be 25%.

The Company’s unsuccessful exploratory attempts included its Zorin prospect at Mississippi Canyon 124 and its Jed prospect at Mississippi Canyon 617. Spinnaker’s working interests in the Zorin and Jed prospects were 28% and 47%, respectively.

Spinnaker has participated in 97 successful wells in 162 attempts since inception (60% gross/61% net).

Reserves

The Company’s outside reserve engineers, Ryder Scott Company, L.P., estimated proved oil and gas reserves net to the Company’s interest to be 319.0 Bcfe at June 30, 2004. The reserve total is comprised of 159.1 Bcf and 26.7 million BO (MMBO). Absent the downward revision of 14.3 Bcfe resulting from retraction of royalty suspension volumes, proved reserves were flat compared to proved reserves as of December 31, 2003. Should future annual oil and gas prices fall below the calculated thresholds, the royalty suspension volumes that remain to be recovered would be reinstated to the benefit of Spinnaker’s interest. The present value of future net cash flows, using prices in effect as of June 30 and after consideration of future capital expenditures, LOE, transportation and abandonment expenditures, is estimated to be $1.1 billion. The mid-year report includes no reserves attributable to either the Thunder Hawk or Minuteman discoveries.

Current Operations

The Company is currently involved in seven rig operations. Four of the operations are located on the shelf and three are located in deep water. Three of the operations are operated by Spinnaker. Six of the operations are exploratory and one involves a sidetrack of an existing well.

Various activities are ongoing in several field areas in which the Company owns interests. The following summary information updates the Company’s progress on many of these projects:

Eastern Gulf of Mexico

Spiderman/Amazon Development (De Soto Canyon 620/621)

The Spiderman/Amazon development plan is near completion. It is likely that the field will be developed via subsea tieback to a Floating Production Facility (“FPF”) located in southern Mississippi Canyon. Project sanction is expected in 2004. The Company anticipates first production during 2007.

Spinnaker owns an 18% WI and 16% NRI in the Spiderman/Amazon field.

San Jacinto Development (De Soto Canyon 618/619)

The San Jacinto well is situated in 7,800 feet of water, approximately 95 miles southeast of Venice, Louisiana. The San Jacinto development plan is currently being formulated. It will also most likely be developed via subsea tieback to the FPF located in southern Mississippi Canyon. An additional delineation well is planned by Spinnaker and its partners in early 2005, with a possible third well drilled prior to installation of the FPF.

Spinnaker owns a 27% WI and 23% NRI in the San Jacinto discovery.

Other Eastern Gulf Drilling Activities

Spinnaker and its partners will likely commence an exploratory well at the West Raptor prospect (De Soto Canyon 445) in late third quarter or early fourth quarter 2004.

Spinnaker owns a 21% WI in the West Raptor prospect.

Texas Leaguer Discovery (High Island 201)

The High Island 201 #1 well was completed, a caisson was driven and a flow line was laid to Spinnaker’s High Island 199 platform. The well commenced production in the last week of June and is currently producing at a daily rate of 29 MMcfe. The field is located in 47 feet of water, approximately 34 miles southeast of Galveston, Texas.

Spinnaker owns a 42% WI and 32% NRI in the Texas Leaguer well.

Front Runner/Front Runner South/Quatrain Field Development (Green Canyon 338/339/382)

The Front Runner spar is nearing completion. Hand over of the facility to the Front Runner partners is imminent. The oil and gas export lines have been installed. The completion rig will commence mobilization in early August to install the top-tensioned production risers and complete the eight previously drilled, cased and suspended wells.

Additionally, an exploratory test at the Front Runner Northwest prospect (GC 338 #9) is drilling.

Spinnaker owns a 25% WI in the Front Runner project.

Thunder Hawk Discovery (Mississippi Canyon 734 #1 ST1)

The MC 734 #1 ST1 well encountered in excess of 300 feet of net oil pay in two high-quality reservoir zones in addition to the approximately 100 feet of net pay in the previous well bore. These two zones, the main pre-drill targets, were found water-bearing in the original hole (MC 734 #1). The sidetrack well reached a total measured depth of 24,831 feet and a true vertical depth of 23,101 feet subsea and was temporarily abandoned. An additional well to explore deeper sediments and to further delineate the field is being planned by the Thunder Hawk partners and will likely commence in 2004. The prospect is located approximately 150 miles southeast of New Orleans in a water depth of 5,724 feet. Several development options are currently under consideration and will be firmed up after further delineation.

Spinnaker owns a 25% WI in the Thunder Hawk discovery.

West Cameron 72 #2 Discovery

Spinnaker and its partners drilled an additional natural gas discovery at West Cameron 72. The WC 72 #2 well was drilled to total measured depth of 15,254 feet, encountering high quality Marg A-2 pay. The well was completed and a caisson was over-driven. A flow line will be laid to a host platform in West Cameron 73 at an offset distance of approximately two miles. First production is expected for fourth quarter 2004.

Spinnaker owns a 25% WI and 20% NRI in the WC 72 #2 well.

Minuteman Discovery (Eugene Island 213 #1)

The Eugene Island 213 #1 well has been drilled to a total measured depth of 19,820 feet. Log-while-drilling (LWD) tools indicated approximately 50 gross feet of potential high quality hydrocarbon pay, when an underground gas flow occurred in the well. The well was successfully stabilized and is currently being sidetracked. The sidetrack hole will be drilled to the originally planned total measured depth of 22,000 feet to further evaluate the apparent pay and to test additional primary objectives on the structure.

Adequate information exists to plan a development. A caisson will be over-driven and braced, and the well will be completed and tested. A flow line will be laid to a nearby production facility. First production is anticipated in late fourth quarter of 2004.

Spinnaker owns a 33% WI and 28% NRI in the Minuteman discovery.

High Island 47 Incident Update

As previously reported, a fire occurred on the High Island 47 “A” platform. The platform was repaired and the well is back on-line.

Guidance

The Company now anticipates production for the year of 50 – 52 Bcfe. As discussed in earlier releases, the Company experienced weather delays that impacted on-line dates for new projects and a pipeline curtailment at Brazos A-19 totaling approximately 4 Bcfe.

	Actual Q2 2004	Guidance Q3 2004	Guidance Year 2004
Income Statement Parameters:
Avg Daily Production (MMcfe/d)	150	125	137-142
% Gas	74%	78%	75%

Avg Daily Hedged Gas Volumes (Bbtu/d) – Swaps	30.0	30.0	27.2
Avg Price – Swaps	$5.17	$5.13	$5.47

Avg Daily Hedged Gas Volumes (Bbtu/d) – Collars	20.0	20.0	19.6
Avg Ceiling Price – Collars	$5.48	$5.48	$6.03
Avg Floor Price - Collars	$4.38	$4.38	$4.68

Avg LOE, Workover & Severance Taxes / Mcfe	$0.48	$0.56	$0.52
Avg DD&A / Mcfe	$2.97	$2.95	$2.93

G&A (in millions)	$4.2	$4.1	$15.6
Interest Expense, Net (in millions)	$0.3	$0.4	$1.5
Capitalized Interest (in millions)	$0.6	$0.7	$2.5
Accretion Expense (in millions)	$0.5	$0.7	$2.9

Avg Cash Income Tax Rate	0%	1%	2%
Avg Accrual Income Tax Rate	36%	36%	36%

Weighted Average Shares Outstanding – Diluted (in millions)	34.8	35.0	34.8

Spending Parameters:
Shelf Wells Drilled:
Gross Wells	2	4	18
Net Wells	0.8	2.1	9.1

Deepwater Wells Drilled:
Gross Wells	4	5	13
Net Wells	1.1	1.1	3.2

Total Wells Drilled:
Gross Wells	6	9	31
Net Wells	1.9	3.2	12.3

Capital Expenditures (in millions):	$68	$71	$270
Exploration	$49	$55	$176
Development	$19	$16	$94

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of oil and gas in the U.S. Gulf of Mexico. To learn more about Spinnaker, the Company’s web site may be accessed at http://www.spinnakerexploration.com.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.

SPINNAKER EXPLORATION COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUES	$79,824	$55,931	$139,615	$127,602
EXPENSES:
Lease operating expenses	6,530	5,208	11,243	10,701
Depreciation, depletion and amortization – oil and gas properties	40,403	31,242	69,404	64,077
Depreciation and amortization – other	350	322	696	633
Accretion expense	538	569	1,254	1,064
Gain on settlement of asset retirement obligations	—	(171)	(126)	(171)
General and administrative	4,227	3,001	7,725	6,040

Total expenses	52,048	40,171	90,196	82,344

INCOME FROM OPERATIONS	27,776	15,760	49,419	45,258

OTHER INCOME (EXPENSE):
Interest income	36	62	68	127
Interest expense, net	(304)	(153)	(515)	(302)

Total other income (expense)	(268)	(91)	(447)	(175)

INCOME BEFORE INCOME TAXES	27,508	15,669	48,972	45,083
Income tax expense	9,903	5,641	17,630	16,230

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	17,605	10,028	31,342	28,853
Cumulative effect of change in accounting principle	—	—	—	(3,527)

NET INCOME	$17,605	$10,028	$31,342	$25,326

BASIC INCOME PER COMMON SHARE:
Income before cumulative effect of change in accounting principle	$0.52	$0.30	$0.93	$0.87
Cumulative effect of change in accounting principle	—	—	—	(0.11)

NET INCOME PER COMMON SHARE	$0.52	$0.30	$0.93	$0.76

DILUTED INCOME PER COMMON SHARE:
Income before cumulative effect of change in accounting principle	$0.51	$0.30	$0.90	$0.85
Cumulative effect of change in accounting principle	—	—	—	(0.10)

NET INCOME PER COMMON SHARE	$0.51	$0.30	$0.90	$0.75

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	33,719	33,207	33,633	33,199

Diluted	34,779	33,859	34,708	33,776

SPINNAKER EXPLORATION COMPANY

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2004	2003	2004	2003	2004
Production:
Natural gas (MMcf)	10,118	10,206	18,421	21,791	8,303
Oil and condensate (MBbls)	582	343	914	695	332

Total (MMcfe)	13,611	12,264	23,906	25,963	10,295

Average daily production:
Natural gas (MMcf)	111	112	101	120	91
Oil and condensate (MBbls)	6.4	3.8	5.0	3.8	3.6
Total (MMcfe)	150	135	131	143	113

Revenues:
Natural gas	$62,157	$54,706	$108,379	$132,194	$46,222
Oil and condensate	21,311	9,909	32,858	21,984	11,547
Net hedging income (loss)	(3,285)	(9,167)	(1,546)	(26,910)	1,739
Other	(359)	483	(76)	334	283

Total	$79,824	$55,931	$139,615	$127,602	$59,791

Expenses (per Mcfe):
Lease operating expenses	$0.48	$0.42	$0.47	$0.41	$0.46
Depreciation, depletion and amortization – natural gas and oil properties	$2.97	$2.55	$2.90	$2.47	$2.82

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of June 30, 2004	As of December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$16,027	$15,315
Accounts receivable	53,796	30,067
Hedging assets	—	203
Other	4,941	4,193

Total current assets	74,764	49,778

Property and equipment	1,486,918	1,343,966
Less – Accumulated depreciation, depletion and amortization	(475,590)	(404,298)

Total property and equipment	1,011,328	939,668

Other assets	854	1,136

Total assets	$1,086,946	$990,582

Liabilities and Equity
Current liabilities:
Accounts payable	$26,869	$18,723
Accrued liabilities and other	45,904	60,874
Hedging liabilities	6,319	2,903
Asset retirement obligations, current portion	1,139	446

Total current liabilities	80,231	82,946

Long-term debt	93,000	50,000
Asset retirement obligations	35,123	32,548
Deferred income taxes	95,834	81,027

Equity	782,758	744,061

Total liabilities and equity	$1,086,946	$990,582

SPINNAKER EXPLORATION COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$31,342	$25,326
Effects of non-cash operating activities	89,273	85,232
Change in operating assets and liabilities	(18,138)	19,582

Net cash provided by operating activities	102,477	130,140

Cash flows from investing activities:
Oil and gas properties	(150,041)	(144,203)
Proceeds from the sale of oil and gas property and equipment	—	1,148
Purchases of other property and equipment	(1,056)	(757)

Net cash used in investing activities	(151,097)	(143,812)

Cash flows from financing activities:
Proceeds from borrowings	43,000	—
Debt issue costs	(101)	—
Proceeds from exercise of stock options	6,433	347

Net cash provided by financing activities	49,332	347

Net decrease in cash and cash equivalents	712	(13,325)
Cash and cash equivalents, beginning of year	15,315	32,543

Cash and cash equivalents, end of period	$16,027	$19,218

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPINNAKER EXPLORATION COMPANY

Date: July 29, 2004	By:	/s/ JEFFREY C. ZARUBA
	Name:	Jeffrey C. Zaruba
	Title:	Vice President, Treasurer and Assistant Secretary